ITEM 77D

POLICIES WITH RESPECT TO SECURITY INVESTMENTS

On September 24, 2012, a supplement was filed with the SEC for the Merk Asian Currency Fund to 1) change language related to the weighted average portfolio maturity and 2) to add language related to money market and other short-term debt instruments.